EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Drew Industries Incorporated:

We consent to the incorporation by reference in the Registration Statements (Nos. 333-91174, 333-141276, 333-152873, 333-161242 and 333-181272) on Form S-8 of Drew Industries Incorporated of our report dated February 28, 2014, with respect to the consolidated balance sheets of Drew Industries Incorporated and subsidiaries as of December 31, 2013 and 2012, and the related consolidated statements of income, stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2013 and the effectiveness of internal control over financial reporting as of December 31, 2013, which report appears in the December 31, 2013 annual report on Form 10-K of Drew Industries Incorporated and subsidiaries.

/s/ KPMG LLP

Chicago, Illinois

February 28, 2014